Exhibit 2.1
EXECUTION VERSION

CREDIT AGREEMENT
Dated as of August 27, 2010
between
AMERICAN OIL & GAS INC.
and
HESS CORPORATION

ii

SCHEDULES

4.01(g)	Closing Date Mortgaged Properties
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)	Real Property
5.11	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
9.02	Lending Office, Addresses for Notices
EXHIBITS
Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Form of Opinion of Patton Boggs LLP
D-2	Form of Opinion of Vogel Law Firm
E	Security Agreement
F	Solvency Certificate

iii

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of August 27, 2010, by and between AMERICAN OIL & GAS INC., a Nevada corporation (the “Borrower”) and HESS CORPORATION (the “Lender”).
WHEREAS, the Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein; and
WHEREAS, the Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to the Lender, a first priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the capital stock of its Subsidiaries.
NOW THEREFORE, In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Additional Mortgaged Property” has the meaning set forth in Section 6.14(a).
“Additional Mortgages” has the meaning set forth in Section 6.14(a).
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Credit Agreement.
“Applicable Rate” means, from time to time, the following percentages, based upon the applicable period as set forth below:

Period	Eurodollar Rate

From the date of the Agreement and prior to the termination of the Merger Agreement:	3.00%

On the date of termination of the Merger Agreement and prior to the date that is 30 days thereafter:	3.50%

On the date that is 30 days after the termination of the Merger Agreement and prior to the date that is 60 days thereafter:	4.00%

On the date that is 60 days after the termination of the Merger Agreement and at all times thereafter:	4.50%
“Asset Sale” means the sale by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its wholly-owned Subsidiaries of (i) any of the stock of any of the Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and obsolete and worn out equipment that is no longer needed by the Borrower in the ordinary course of business, (b) cash equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (d) any such other assets to the extent that the aggregate value of such assets (other than real property interests) sold in any single transaction or related series of transactions is equal to $25,000 or less).
“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date until the Commitment Termination Date.

“Borrower” has the meaning specified in the introductory paragraph hereto.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Stock” means the capital stock of or other equity interests in a Person.
“Change of Control” means the occurrence of any event, transaction or occurrence, as a result of which any Person or “group” (within the meaning of Section 13(d) or 14(d) of Securities Exchange Act of 1934 (as amended from time to time, and any successor statute)) (other than the Lender or its Affiliates) shall directly or indirectly own or control the economic and voting rights associated with ownership of more than 35% of the outstanding Capital Stock of all classes of the Borrower on a fully diluted basis.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.
“Code” means the Internal Revenue Code of 1986.
“Closing Date Mortgaged Property” has the meaning set forth in Section 4.01(g)(i).
“Closing Date Mortgages” has the meaning set forth in Section 4.01(g)(i).
“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Account” has the meaning assigned to that term in the Security Agreement.
“Collateral Documents” means the Security Agreement, the Mortgages, the Control Agreements and all other instruments or documents delivered by the Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to the Lender a Lien on any real, personal or mixed property such Borrower as security for the Obligations.
“Commitment” means the obligation of the Lender to make Loans hereunder in an aggregate principal amount at any one time not to exceed $30,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Termination Date” means the earliest of (i) February 28, 2011, (ii) the date on which any Termination Fee (as defined in the Merger Agreement) is payable by the Borrower in accordance with Section 8.3 of the Merger Agreement, (iii) the date on which any Expense Reimbursement (as defined in the Merger Agreement) is payable pursuant to Section 8.3(c)(iii) of the Merger Agreement as a result of a willful breach of the Merger Agreement, (iv) the date occurring 90 days after the date of termination of the Merger Agreement pursuant to Section 8.1 thereof and (v) the date that is five Business Days after the Effective Time (as defined in the Merger Agreement).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Control Agreement” means an agreement, satisfactory in form and substance to the Lender and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the Lender’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by the Lender as to disposition of funds in such account, without further consent by the Borrower or any Subsidiary.
“Credit Extension” means a borrowing of a Loan.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Eurodollar Rate plus (b) the Applicable Rate plus (c) 2% per annum.
“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Eligible Assignee” has the meaning specified in Section 9.07(f).
“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage
Where,
“Eurodollar Base Rate” means, for such Interest Period:
(a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on Reuters Screen LIBOR01 (or any successor thereto) (the “Screen Rate”) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses Section 7.01) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 7.01) to which such Collateral is subject.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) capital leases and Synthetic Lease Obligations; and
(g) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Liabilities” has the meaning specified in Section 9.05.
“Indemnitees” has the meaning specified in Section 9.05.
“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan, the date of prepayment of such Loan and the Maturity Date.
“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed and ending on the date one month thereafter; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Leasehold Property” means any leasehold interest of the Borrower as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Lender in its sole discretion as not being required to be included in the Collateral.
“Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” has the meaning specified in Section 2.01.
“Loan Documents” means this Agreement, any Note and the Collateral Documents.
“Loan Notice” means a notice of a borrowing of a Loan, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Market Disruption Event” means:
(i) if, at or about noon on the Borrowing Date for the relevant Interest Period, the Screen Rate is not available; or
(ii) before close of business in New York on the Borrowing Date for the relevant Interest Period, the cost to the Lender of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or the Lender is unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
“Maturity Date” means, with respect to any Loan, the earliest of (a) the date that is 30 days after the borrowing of such Loan and (b) the Commitment Termination Date.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 27, 2010, among Hess Corporation, Hess Investment Corp. and the Borrower.
“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by the Borrower, in form and substance reasonably acceptable to the Lender in its sole discretion, in each case with such changes thereto as may be recommended by the Lender’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at the Lender’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Lender, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.
“Net Asset Sale Proceeds”, with respect to any Asset Sale, means cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of the Borrower or of any Affiliate of the Borrower.
“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (i) under any insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof.
“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the issuance of Capital Stock of or incurrence of Indebtedness by the Borrower or any of its Subsidiaries.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Participant” has the meaning specified in Section 9.07(c).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement.
“Prime Lending Rate” means, for any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender).
“Real Property Asset” means, at any time of determination, any interest then owned by the Borrower in any real property.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Lender or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit E annexed hereto.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” has the meaning specified in Section 8.02.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Threshold Amount” means $750,000.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“United States” and “U.S.” mean the United States of America.
“Unrestricted” means, when referring to cash or cash equivalents of the Borrower or any of its Subsidiaries, that such cash or cash equivalents are not Restricted.
1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii) The term “including” is by way of example and not limitation.
(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II.
THE COMMITMENT AND CREDIT EXTENSIONS
2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day that is the first day or fifteenth day of any calendar month (or the immediately succeeding Business Day if such first or fifteenth day of any calendar month is not a Business Day) during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Outstanding Amount shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.
2.02 Borrowings of Loans.
(a) Each borrowing shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 1:00 p.m. three Business Days prior to the requested date of any borrowing of a Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of a Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) the requested date of the borrowing (which shall be a Business Day in accordance with Section 2.01) and (ii) the principal amount of the Loan to be borrowed.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the proceeds of each Loan available to the Borrower either by wire transfer of such proceeds in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.
(c) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error.
2.03 Intentionally Omitted.
2.04 Prepayments.
(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 1:00 p.m. three Business Days prior to any date of prepayment of a Loan; (ii) any prepayment of a Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Loan(s) to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.
(b) If for any reason the Outstanding Amount at any time exceed the Commitment then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
2.05 Termination or Reduction of Commitment.
(a) The Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment, in each case, without prepayment premium; provided that (i) any such notice shall be received by the Lender not later than 1:00 p.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount would exceed the Commitment. All commitment fees and facility fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

(b) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Commitment shall be permanently reduced in the amounts and under the circumstances set forth below:
(i) No later than the date of receipt by the Borrower or any Subsidiary of any Net Asset Sale Proceeds in respect of any Asset Sale, the Borrower shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to 50% of such Net Asset Sale Proceeds, or if the Merger Agreement has been terminated, 100% of such Net Asset Sale Proceeds;
(ii) No later than the first Business Day following the date of receipt by the Lender or by the Borrower or any Subsidiary of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Commitment pursuant to the provisions of Section 6.07, the Borrower shall prepay the Loans and/or the Commitment shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds;
(iii) On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of the Borrower or of any Subsidiary of the Borrower after the Closing Date, the Borrower shall prepay the Loans and/or the Commitment shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds; and
(iv) On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of the Borrower or any of its Subsidiaries after the Closing Date the Borrower shall prepay the Loans and/or the Commitment shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.
(c) Concurrently with any prepayment of the Loans and/or reduction of the Commitment pursuant to clause (b) of this Section 2.05, a Responsible Officer of the Borrower shall deliver to the Lender a certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Securities Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Commitment shall be permanently reduced) in an amount equal to the amount of such excess, and a Responsible Officer of the Borrower shall concurrently therewith deliver to the Lender a certificate demonstrating the derivation of the additional amount resulting in such excess.
2.06 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
2.07 Interest.
(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08 Fees.
(a) Commitment Fee. Upon the termination of the Merger Agreement, the Borrower shall pay to the Lender a commitment fee equal to 0.75% per annum times the actual daily amount by which the Commitment exceeds the Outstanding Amount. The commitment fee shall accrue at all times on or after the date of termination of the Merger Agreement and during the Availability Period, and shall be due and payable monthly in arrears on the first Business Day of each calendar month, commencing with the first such date to occur after the termination of the Merger Agreement, and on the Commitment Termination Date. The commitment fee shall be calculated monthly in arrears.
(b) Facility Fee. Upon the termination of the Merger Agreement, the Borrower shall pay to the Lender a facility fee equal to 1.00% per annum (or 0.50% percent per annum if the Merger Agreement has been terminated by the Borrower pursuant to Section 8.1(f) thereof) times the actual daily amount of the Commitment (or, if the Commitment has terminated, the Outstanding Amount), regardless of usage. The facility fee shall accrue on and after the termination of the Merger Agreement and at all times during the Availability Period (and thereafter so long as any Loans remain outstanding), and shall be due and payable monthly in arrears on the first Business Day of each calendar month, commencing with the first such date to occur after the termination of the Merger Agreement, and on the Commitment Termination Date (and, if applicable, thereafter on demand). The facility fee shall be calculated monthly in arrears.
2.09 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, type, amount and maturity of each Loan and payments with respect thereto.
2.11 Payments Generally.
(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.12 Application of Proceeds of Collateral and Payments after Event of Default.
Upon the occurrence and during the continuation of an Event of Default, or upon acceleration of the Obligations, (a) all payments received by the Lender, whether from the Borrower or otherwise, and (b) all proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of the Lender, be held by the Lender as Collateral for, and/or (then or at any time thereafter) applied in full or in part by the Lender, in each case in the following order of priority:
(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to compensation (including the fees described in subsection 2.08), reimbursement and indemnification under any Loan Document and all advances made by the Lender thereunder for the account of the Borrower, and to the payment of all costs and expenses paid or incurred by the Lender in connection with the Loan Documents, all in accordance with the terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof, in such order as Lender may determine in its sole discretion; and
(iii) thereafter, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.
(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.
(d) The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.
3.03 Market Disruption Event.
(a) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:
(i) the Applicable Margin; and
(ii) the Prime Lending Rate.
3.04 Increased Cost and Reduced Return; Capital Adequacy.
(a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Loans, or a reduction in the amount received or receivable by the Lender in connection with the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.
3.05 Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.
3.06 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.
3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent unless waived by Lender:
(a) The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), unless otherwise noted herein, and each in form and substance reasonably satisfactory to the Lender and its legal counsel:
(i) executed counterparts of this Agreement and, other than a Note, each other Loan Document, sufficient in number for distribution to the Lender and the Borrower;
(ii) if requested by the Lender, a Note executed by the Borrower;
(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
(iv) such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(v) a favorable opinion of Patton Boggs LLP, counsel to the Borrower, addressed to the Lender, as to the matters set forth in Exhibit D-1 and such other matters concerning the Borrower and the Loan Documents as the Lender may reasonably request;
(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such material consents, licenses and approvals shall be in full force and effect, or (B) stating that no such material consents, licenses or approvals are so required;
(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied unless waived by Lender and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and the Lender has been named as additional insured and/or loss payee thereunder;

(ix) (A) the corporate organizational structure, capital structure and ownership of the Borrower and its Subsidiaries and the structure utilized to consummate the merger of the Borrower into a wholly owned Subsidiary of Hess Corporation pursuant to the Merger Agreement and the definitive documentation relating thereto, including the Merger Agreement, shall be reasonably satisfactory to the Lender, (B) such definitive documentation shall have been executed and delivered by all parties thereto and shall be in full force and effect and in compliance in all material respects with applicable laws and regulations, (C) such definitive documentation shall be delivered to the Lender and certified by a Responsible Officer of the Borrower and (D) the Borrower shall be, and a Responsible Officer of the Borrower shall certify to the Lender that the Borrower is, in compliance with all such definitive documentation;
(x) the Borrower shall have delivered to the Lender a certificate of a Responsible Officer, in form and substance satisfactory to the Lender, to the effect that the representations and warranties in Article V are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by the Lender; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition; and
(xi) on the Closing Date, the Lender shall have received a certificate from a Responsible Officer of the Borrower dated the Closing Date, substantially in the form of Exhibit F annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Borrower will be Solvent; and
(xii) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.
(b) Any fees required to be paid on or before the Closing Date shall have been paid.
(c) The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date.
(d) There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(e) The Borrower shall have obtained all material Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

(f) The Lender shall have received evidence satisfactory to it that the Borrower and its Subsidiaries shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of the Lender, desirable in order to create in favor of the Lender, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:
(i) Stock Certificates and Instruments. Delivery to the Lender of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Lender) representing all Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Lender) evidencing any Collateral;
(ii) Lien Searches and UCC Termination Statements. Delivery to the Lender of (a) the results of a recent search, by a Person satisfactory to the Lender, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of the Borrower, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).
(iii) UCC Financing Statements and Fixture Filings. Delivery to the Lender of duly completed UCC financing statements and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of the Borrower, for filing in all jurisdictions as may be necessary to perfect the security interests created in such Collateral pursuant to the Collateral Documents;
(iv) Control Agreements. Delivery to the Lender of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

(g) The Lender shall have received from the Borrower:
(i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.01(g) annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”);
(ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to the Lender) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as the Lender may reasonably request, in each case in form and substance reasonably satisfactory to the Lender and substantially in the form of Exhibit D-2; and
(iii) Title Documentation. Any real estate or title documentation requested by Lender that Borrower has in its records or in its possession with respect to any Closing Date Mortgaged Property.
(h) The Merger Agreement shall not have been terminated.
(i) The Closing Date shall have occurred on or before August 27, 2010.
4.02 Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension is subject to the following conditions precedent:
(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.
(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
(c) The Lender shall have received a Loan Notice in accordance with the requirements hereof.

(d) The aggregate amount of Unrestricted cash and cash equivalents owned or held by the Borrower and its Subsidiaries (i) determined before giving pro forma effect to such proposed Credit Extension and the application of proceeds therefrom and from any other Unrestricted cash and cash equivalents on hand shall not exceed $15,000,000 and (ii) determined after giving pro forma effect to such proposed Credit Extension and the application of proceeds therefrom and from any other Unrestricted cash and cash equivalents on hand (to the extent such proceeds and/or other Unrestricted cash and cash equivalents are actually utilized by the Borrower and/or any Subsidiary of the Borrower on the date of the incurrence of such Loan for a permitted purpose under this Agreement other than an investment in cash equivalents) shall not exceed $25,000,000.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all material requisite governmental licenses, authorizations, consents and approvals to, in each case, (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material applicable Law.
5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against such in accordance with its terms, subject to the effect of any bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or equity).
5.05 Financial Statements; No Material Adverse Effect.
(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 31, 2010, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to adversely affect this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. Further, except as set forth in Schedule 5.06, there is no action being taken by any Governmental Authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Merger Agreement, nor, except as set forth in Schedule 5.06, does there exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Merger Agreement.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08 Title to Properties; Liens; Real Property; Intellectual Property. (a) Each of the Borrower and each Subsidiary has good, valid and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
(b) Except for the Closing Date Mortgaged Properties and the Specified Properties (as defined in the Merger Agreement), as of the Closing Date, Schedule 5.08(b) annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether the Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.08(b) annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
(c) The Borrower and its Subsidiaries do not own, license or otherwise possess the valid right to use any federally registered intellectual property, including without limitation, trademarks, service marks, trade names, copyrights, patents, patent rights, franchises and licenses or any material non-federally registered intellectual property (excluding software licenses in the ordinary course of business).
5.09 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
5.10 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise that are due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11 Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.11 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.11.
5.12 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.13 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.14 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15 Solvency. The Borrower is and, upon the incurrence of any Obligations by the Borrower on any date on which this representation is made, will be, Solvent.
5.16 Matters Relating to Collateral.
(a) No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by the Borrower of the Liens purported to be created in favor of the Lender pursuant to any of the Collateral Documents or (ii) the exercise by the Lender of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.
(b) Except such as may have been filed in favor of the Lender as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.01, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
(c) The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(d) All information supplied to the Lender by or on behalf of the Borrower with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
5.17 Merger Agreement Representations and Warranties. The representations and warranties set forth in Sections 3.14 and 3.18 of the Merger Agreement (such agreement as in effect on the date hereof, without giving effect to any amendments, restatements, supplements or any other modifications thereto) were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all respects as of the date hereof as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all respects as of such specified date).
5.18 Merger Agreement Obligations. The Borrower has satisfied all of its obligations under the Merger Agreement, which obligations are to be performed prior to the date on which this representation is made.

ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
6.01 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:
(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Hein & Associates, LLP or an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
6.02 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:
(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(c) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
(d) promptly after any request by the Lender and the same are available, copies of each annual report, proxy or financial statement or other material reports or communications sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto; and
(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
6.03 Notices. Promptly notify the Lender:
(a) of the occurrence of any Default;
(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary in excess of $250,000 or for which such breach could reasonably be expected to result in a Material Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority in excess of $250,000 or for which such breach could reasonably be expected to result in a Material Adverse Effect; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary in excess of $250,000 or for which such breach could reasonably be expected to result in a Material Adverse Effect;
(c) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
(d) of the occurrence or anticipated occurrence thereof, notice of any event that would give rise to a prepayment and/or reduction of Commitments under Section 2.05.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except where the failure to so pay or perform would not reasonably be expected to result in a Material Adverse Effect.
6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07 Maintenance of Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance (it being understood that as of the Closing Date, the Borrower does not carry business interruption insurance) and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to the Borrower in its commercially reasonable judgment. Each such policy of insurance shall (a) name the Lender as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Lender, that names the Lender as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to the Lender of any modification or cancellation of such policy.

Upon receipt by the Borrower or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Default shall have occurred and be continuing, the Borrower or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Default shall have occurred and be continuing, the Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Commitment shall be reduced) as provided in Section 2.05.
Upon receipt by the Borrower or any of its Subsidiaries or by the Lender as loss payee of any Net Insurance/Condemnation Proceeds other than from business interruption insurance:
(a) So long as no Event of Default or Default shall have occurred and be continuing, the Lender, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to the Borrower, and the Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply any such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied after 180 days, to prepay the Loans (and/or the Commitment shall be reduced) as provided in Section 2.05;
(b) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) exceeds $250,000, so long as no Event of Default or Default shall have occurred and be continuing, the Lender, if it received such Net Insurance/Condemnation Proceeds, shall hold such Net Insurance/Condemnation Proceeds, and the Borrower shall deliver any such Net Insurance/Condemnation Proceeds that it or one or more of its Subsidiaries received to the Lender to be held, in the Collateral Account pursuant to the terms of the Security Agreement and, so long as the Borrower or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of the Borrower or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, the Lender shall from time to time disburse to the Borrower or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by the Lender of invoices or other documentation reasonably satisfactory to the Lender relating to the amount of costs so incurred and the work performed (including, if required by the Lender, lien releases and architects’ certificates); and
(c) if at any time (1) an Event of Default or Default shall have occurred and be continuing or (2) the Lender reasonably determines (A) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds, together with funds otherwise available to the Borrower for such purpose, or (B) that such repair, restoration or replacement cannot be completed within 180 days after the receipt by the Borrower and/or the Lender of such Net Insurance/Condemnation Proceeds, the Lender, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by the Borrower to, and the Borrower, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Commitment shall be reduced) as provided in Section 2.05.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
6.10 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice (but not less than 2 days prior notice) to the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing, Lender shall only be allowed to exercise its inspection rights hereunder once per calendar month and thereafter, when an Event of Default exists and is continuing, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.
6.12 Further Assurances. The Borrower will at its own expense make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such schedules, confirmatory assignments, financing statements, transfer endorsements, and, after an Event of Default, powers of attorney, certificates, reports, control agreements and other assurances or instruments reasonably requested by Lender which are necessary to perfect the security interests granted to the Lender in the Collateral on the Closing Date or with respect to any new Collateral acquired by the Borrower, necessary to grant a security interest to the Lender and perfect such security interest granted to the Lender in such Collateral.
6.13 Matters Relating to Additional Real Property Collateral.
From and after the Closing Date, in the event that (i) the Borrower acquires any fee interest in real property or any material Leasehold Property (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), the Borrower shall deliver to the Lender, as soon as practicable after the Borrower acquires such Additional Mortgaged Property, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the Borrower in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may be reasonably required by the Lender.

6.14 Deposit Accounts, Securities Accounts and Cash Management Systems.
The Borrower shall, and shall cause each of its Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts, and cash management systems in a manner reasonably satisfactory to the Lender. The Borrower shall not permit any of such Deposit Accounts and Securities Accounts (excluding any payroll accounts) at any time to have a principal balance in excess of $200,000 unless the Borrower or such Subsidiary, as the case may be, has (i) executed and delivered to the Lender a Control Agreement; and (ii) taken all other steps necessary to ensure that the Lender has a perfected security interest in such account; provided that, if the Borrower or such Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, the Borrower shall, or shall cause such Subsidiary to, transfer all amounts in the applicable account to an account maintained at a financial institution from which the Borrower or such Subsidiary has obtained a Control Agreement.
ARTICLE VII.
NEGATIVE COVENANTS
So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a) Liens granted pursuant to the Collateral Documents;
(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or imposed by law which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g) easements, rights-of-way, zoning ordinances, reservations, title exceptions, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;
(k) prior to the termination of the Merger Agreement, Liens permitted under the Merger Agreement; and
(l) after the termination of the Merger Agreement, other Liens not specifically listed above securing obligations not to exceed $200,000 in the aggregate outstanding at any time.
7.02 Investments. Make any Investments, except:
(a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;
(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $200,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d) Guarantees permitted by Section 7.03;

(e) Investments of the Borrower in Tower American Corporation in an amount not to exceed $300,000 per month for general administrative and payroll purposes;
(f) prior to the termination of the Merger Agreement, Investments permitted under the Merger Agreement; and
(g) after the termination of the Merger Agreement, other Investments in an aggregate amount not to exceed $500,000 outstanding at any time.
7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided, further, that Indebtedness subordinated to the Obligations may not be refinanced except on subordination terms at least as favorable to the Lender and no more restrictive on the Borrower than the subordinated Indebtedness being refinanced, and in an amount not less than the amount outstanding at the time of refinancing;
(c) Guarantees of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower;
(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e) Indebtedness of the Borrower to any Subsidiary Guarantor; provided that (i) a security interest in all such intercompany Indebtedness shall have been granted to the Lender and (ii) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to the Lender pursuant to the Security Agreement;
(f) Indebtedness of Tower American Corporation to the Borrower;
(g) Indebtedness permitted under the Merger Agreement, to the extent incurred prior to the termination of the Merger Agreement; and
(h) after the termination of the Merger Agreement, other Indebtedness not to exceed $250,000.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a) any Subsidiary of the Borrower may be merged with or into the Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower; provided that, in the case of such a merger, the Borrower shall be the continuing or surviving Person;
(b) the Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;
(c) the Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;
(d) in order to resolve disputes that occur in the ordinary course of business, the Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;
(e) the Borrower or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if required by applicable law;
(f) any Person may be merged with or into the Borrower any Subsidiary if the acquisition of the Capital Stock of such Person by the Borrower or such Subsidiary would have been permitted pursuant to subsection 7.02; provided that (a) in the case of the Borrower, the Borrower shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of Section 6.12 and (c) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and
(g) prior to the termination of the Merger Agreement, any such fundamental changes permitted under the Merger Agreement.
7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary;
(e) Dispositions permitted by Section 7.04;
(f) Dispositions expressly permitted or required pursuant to Section 5.1 of the Merger Agreement; and
(g) prior to the termination of the Merger Agreement, Dispositions permitted under the Merger Agreement;
provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.
7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests); and
(b) prior to the termination of the Merger Agreement, the Borrower and each Subsidiary may make Restricted Payments as may be permitted under the Merger Agreement.
7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures expressly permitted or required pursuant to Section 5.1 of the Merger Agreement.
7.12 Subsidiaries. Form, cause to exist or acquire any new or additional Subsidiaries.
7.13 Intellectual Property. Acquire, license or otherwise come to possess the valid right to use any intellectual property, including without limitation, copyrights, patents and trademarks.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. Any of the following shall constitute an Event of Default:
(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any commitment fee, facility fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03 (and such failure continues for 5 days), 6.05(a), 6.10 or 6.11 or Article VII; or
(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or such shorter time period as may be specified in any such other Loan Document; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i) Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations. At any time after the execution and delivery thereof, (i) the Lender shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral with value in excess of $250,000 purported to be covered by the Collateral Documents, in each case for any reason other than the failure of the Lender to take any action within its control, or (ii) the Borrower shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Loan Document or any provision thereof to which it is a party; or
(j) Change of Control. There occurs any Change of Control with respect to the Borrower other than as contemplated by the Merger Agreement.
8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c) exercise all rights and remedies available to it under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender; and provided, further, that in the case of an Event of Default described in Section 8.01(a)(i) hereof (the “Specified Event of Default”), the Lender shall not exercise any remedies with respect to Deposit Accounts or Securities Accounts to which it may otherwise be entitled until five (5) calendar days have elapsed from the date of occurrence of such Specified Event of Default.
8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX.
MISCELLANEOUS
9.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.02 Notices and Other Communications; Facsimile Copies.
(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.
9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.04 Attorney Costs, Expenses and Taxes. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing an opinion by Patton Boggs LLP, as counsel for the Borrower (including any opinions requested by the Lender as to any legal matters arising hereunder); (iii) all reasonable fees, expenses and disbursements of counsel to the Lender in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iv) all costs and expenses of creating and perfecting Liens in favor of the Lender pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable fees, expenses and disbursements of counsel to the Lender; (v) after an Event of Default, all costs and expenses incurred by the Lender in connection with the custody or preservation of any of the Collateral; (vi) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by the Lender and its counsel relating to efforts to (a) evaluate or assess the Borrower, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (vii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, in each case, incurred by the Lender in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

9.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, in addition to the payment of expenses pursuant to Section 9.04 the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless the Lender, and the officers, directors, trustees, employees, agents, advisors and Affiliates of the Lender (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.
As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lender’s agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)) or (ii) the statements contained in the commitment letter delivered by the Lender to the Borrower with respect thereto.
To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.05 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
9.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07 Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section and (ii) by way of participation in accordance with the provisions of subsection (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee; provided that the consent of the Borrower shall be required in connection with any such assignment pursuant to this subsection (b) so long as (i) no Default or Event of Default then exists and (ii) the Merger Agreement has not been terminated for any reason. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.
(c) The Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and (iv) the consent of the Borrower shall be required in connection with any such participation pursuant to this subsection (c) so long as (x) no Default or Event of Default then exists and (y) the Merger Agreement has not been terminated for any reason, the consent of the Borrower shall be required in connection with any such participation pursuant to this subsection (c) (such consent not to be unreasonably withheld, delayed or conditioned). Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money (other than a mandatory prepayment) is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, waive the right to be paid interest at the Default Rate) or (iii) release all or a material part of the Collateral. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.
(d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary to establish an exemption from, or reduction of, U.S. withholding tax.
(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
(f) As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other bona fide financial institution which extends credit as one of its primary businesses.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

9.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower relating to its businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.09 Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, the Lender and its Affiliates is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to the Lender (or any Affiliate of the Lender) under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) the Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article VIII hereof and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
9.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
9.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.15 Governing Law.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
9.16 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.17 USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.
9.18 Release of Security Interest. Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of the Borrower) that is permitted by this Agreement or to which the Lender has otherwise consented and for which the Borrower desires to obtain a security interest release from the Lender, the Borrower shall deliver a certificate of a Responsible Officer (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such certificate, the Lender shall, at its own expense, so long as the Lender (a) has no reason to believe that the facts stated in such certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by Section 2.05, execute and deliver such releases of its security interest in such Collateral, as may be reasonably requested by the Borrower.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN OIL & GAS INC.
By:
Name:
Title:

HESS CORPORATION
By:
Name:
Title: